Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

March 23, 2011	Contact: Michael M. Larsen
Vice President and CFO
(610) 249-2002
GARDNER DENVER, INC. ANNOUNCES REDEMPTION OF ITS 8% SENIOR
SUBORDINATED NOTES DUE 2013
WAYNE, PA March 23, 2011 — Gardner Denver, Inc. (NYSE: GDI) announced today that it has issued a notice to redeem all $125,000,000 in aggregate principal amount of its outstanding 8% Senior Subordinated Notes due 2013 (the “Notes”). The Notes will be redeemed on May 2, 2011 at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the date of redemption. Gardner Denver, Inc. plans to finance the redemption using available cash and borrowings under its revolving credit facility.
A Notice of Redemption, which more fully describes the terms and conditions of redemption or conversion, is being sent to all registered holders of the Notes. Questions relating to, and requests for copies of, the Notice of Redemption should be directed to The Bank of New York Mellon Trust Company, N.A., the trustee and paying agent with respect to the Notes, at 111 Sanders Creek Parkway, East Syracuse, New York 13057, Attn: Debt Processing Group, or by phone at (800) 254-2826.
Gardner Denver, Inc., with 2010 revenues of approximately $1.9 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).
Cautionary Statement Regarding Forward-Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. The actual future performance of the Company could differ materially from such statements. Risks that could cause results to differ materially from those matters expressed in or implied by such forward-looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2010. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.